                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [X] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [ ] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      CHICAGO BRIDGE & IRON COMPANY N.V.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


                               [COMPANY NAME]
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                       CHICAGO BRIDGE & IRON COMPANY N.V.

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

     We hereby give you notice of and invite you to attend the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V., which will be held on Tuesday, May 12, 1998 at 8:00 a.m. at the Hotel de L'Europe, Nieuwe Doelenstraat 2-8, 1012 CP Amsterdam, The Netherlands, for the purposes set forth in the agenda for such Meeting enclosed herewith.

     By provision of the New York Common Share Agreement, dated as of March 2, 1998, a Holder of record at the close of business on April 3, 1998 of Shares of New York Registry is entitled, subject, among other things, to any applicable provisions of law and of the Articles of Association and the New York Common Share Agreement, to attend the meeting and to exercise, or instruct a person nominated in writing by such Holder or The Bank of New York, as New York Transfer Agent and Registrar, as to the exercise of, the voting rights pertaining to the amount of Common Shares represented by such Holder's Shares of New York Registry.

     If you plan to attend the Meeting or to appoint a proxy other than The Bank of New York, as New York Transfer Agent and Registrar, please send written confirmation of your attendance or the attendance of such other proxy appointed by you stating the numbers of your share certificates no later than 5:00 p.m. (Amsterdam time) on May 5, 1998 to the Kas Associate N.V., Postbus 178/Spuistraat 172, Amsterdam 1012 VT, The Netherlands, tel. (31-20) 557-5646, fax (31-20) 557-5479. A proxy representing you must show a duly completed proxy appointment and voting instruction card for admittance to the Meeting.

     If you wish to appoint The Bank of New York, as New York Transfer Agent and Registrar, as your proxy and to give instructions as to the manner in which the voting rights pertaining to the Common Shares represented by the Shares of New York Registry held by you should be exercised at the Annual General Meeting of Shareholders, please mark, sign, date and return the enclosed proxy appointment and voting instruction card as promptly as possible in the envelope provided. The enclosed envelope requires no postage if mailed in the United States. Voting instruction cards received by The Bank of New York, as New York Transfer Agent and Registrar, after 5:00 p.m. (New York time) on May 5, 1998, will not be acted upon.

                                          The Bank of New York,
                                          as New York Transfer Agent and
                                          Registrar

Dated: April 7, 1998

PRELIMINARY COPY

                      CHICAGO BRIDGE & IRON COMPANY N. V.
                                 KONINGSLAAN 34
                       1075 AD AMSTERDAM, THE NETHERLANDS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 12, 1998
To the Shareholders of:

                       CHICAGO BRIDGE & IRON COMPANY N.V.

     You are hereby notified that the Annual Meeting of Shareholders of Chicago Bridge & Iron Company N.V. will be held at Hotel de L'Europe, Nieuwe Doelenstraat 2-8, 1012 CP Amsterdam, The Netherlands, at 8:00 A.M., local time, on Tuesday, May 12, 1998, for the following purposes:

          1. To reelect Jerry H. Ballengee and L. Donald Simpson as members (each a "Supervisory Director") of the Board of Supervisory Directors (the "Supervisory Board") to serve until the Annual Meeting of Shareholders in 2001, and until their successors shall have been duly elected and qualified;

          2. To confirm and adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 1997 (the "Annual Accounts");

          3. To approve the distribution of profits for the fiscal year ended December 31, 1997 in the amount of US$.24 per share of common stock previously paid as interim dividends;

          4. To approve the extension of the authority of the Management Board to repurchase up to 10% of the outstanding share capital of the Company until November 12, 1999;

          5. To approve the extension of the authority of the Supervisory Board to issue and/or grant rights (including options to purchase) on common stock of the Company until May 12, 2003;

          6. To approve the extension of the authority of the Supervisory Board to limit or exclude the preemptive rights of the holders of the common stock of the Company until May 12, 2003;

          7. To amend the Articles of Association of the Company to eliminate provisions granting Praxair, Inc., the Company's former sole shareholder, the right to appoint Supervisory Directors;

          8. To approve the appointment of Arthur Andersen & Co. as the Company's independent public auditors for the fiscal year ending December 31, 1998; and

          9. To transact such other business as may be properly brought before the meeting.

     Copies of the Annual Accounts, the report of the Management Board and the list of nominees for the Supervisory Board can be obtained free of charge by shareholders and other persons entitled to attend meetings of shareholders of the Company at the offices of the Company at Koningslaan 34, 1075 AD Amsterdam, The Netherlands, at Kas Associatie N.V. Spuistraat 172, 1012 VT Amsterdam, The Netherlands, and at the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286 from the date hereof until the close of the Annual Meeting.

     Holders of registered shares of record at the close of business on April 3, 1998, and holders of the share-certificates to bearer shares are entitled to receive notice of and to vote at the Annual Meeting and any adjournment thereof. The stock transfer books will not be closed.

     SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.
                                             Robert H. Wolfe
                                             Secretary
April   , 1998

                      CHICAGO BRIDGE & IRON COMPANY N. V.

                                PROXY STATEMENT

                                  MAY 12, 1998

     This proxy statement, which is first being mailed to holders of registered
shares on or about April   , 1998, is furnished in connection with the
solicitation of proxies on behalf of the Supervisory Board of Chicago Bridge & Iron Company N.V. ("CB&I" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual Meeting of Shareholders to be held May 12, 1998, 8:00 a.m. local time (the "Annual Meeting"), for the purposes set forth in the foregoing notice. Cost of solicitation of proxies will be borne by the Company. Proxies may be solicited personally or by telephone or telefax by certain members of the Supervisory Board and the directors, officers and a few regular employees of the Company and its subsidiaries, without extra compensation.

     Each share of common stock entitles the record holder thereof to one vote on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by the Company within the time indicated on the enclosed proxy (the "Voter Deadline"), will be voted at the meeting or any adjourned session of the meeting in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for Messrs. Ballengee and Simpson for Supervisory Directors and for all proposals described in this Proxy Statement. If any other business is properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the proxyholders.

     A shareholder may revoke a proxy by submitting a document revoking it or by submitting a duly executed proxy bearing a later date prior to the Voter Deadline, or by attending the meeting and voting in person.

     Only shareholders of record of the 12,267,852 registered shares of the Company's common stock, par value NLG 0.01 (the "Registered Shares") outstanding at the close of business on April 3, 1998, and the holders of the 11,961 share-certificates to bearer shares (the "Bearer Shares") ( the Registered Shares and the Bearer Shares together, the "Common Stock") are entitled to notice of and to vote at the meeting.

     The presence, in person or by proxy, of at least a majority of the Common Stock is required for a quorum. Abstentions, directions to withhold authority to vote for a director-nominee or to withhold authority to vote for all director-nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect thereto) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

     A copy of the Company's Annual Report on Form 10-K, including the financial statements, schedules and exhibits thereto, may be obtained without charge by written request to Robert H. Wolfe, Secretary, Chicago Bridge & Iron Company N.V., Koningslaan 34, 1075 AD Amsterdam, The Netherlands or Investor Relations Department c/o Chicago Bridge & Iron Company, 1501 N. Division St., Plainfield, IL 60544-8984 USA.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     The general affairs and business of the Company and the board which manages the Company (the "Management Board") are supervised by the Supervisory Board which is appointed by the general meeting of shareholders. The Company's Articles of Association (the "Articles of Association") provide for at least six and no more than 12 Supervisory Directors to serve on the Supervisory Board. Effective March 26, 1997, the size of the Supervisory Board is eight. Under the law of The Netherlands, a Supervisory Director cannot be a member of the Management Board ("Managing Directors") of the Company. The shareholders have appointed Chicago Bridge & Iron Company B.V. as the Management Board. Executive officers are not Managing Directors of the Company for purposes of Dutch law.

     As permitted under Dutch law and the Articles of Association, the Supervisory Board is authorized to make binding nominations of two candidates for each open position on the Supervisory Board, with the candidate receiving the greater number of votes being elected. This means that a nomination by the Supervisory Board is binding on the shareholders unless overridden by the general meeting of shareholders by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the outstanding share capital of the Company (a "Two-thirds Majority of Quorum").

     Members of the Supervisory Board must retire no later than at the general meeting of shareholders held after a period of three years following their appointment, but may be re-elected. Members of the Supervisory Board are elected to serve three-year terms, with approximately one-third of such members' terms expiring each year. Pursuant to the Articles of Association, members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders. The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members. If such proposal is made by the Supervisory Board, a simple majority vote of the shareholders is required to effect a suspension or dismissal. If no such proposal is made, a Two-thirds Majority of Quorum is required to effect a suspension or dismissal. The members of the Supervisory Board may receive such compensation as may be authorized by the general meeting.

     Two Supervisory Directors are to be elected to serve until the Annual Meeting of Shareholders in 2001. For one position, the Supervisory Board has proposed the election of Jerry H. Ballengee or Stephen M. Duffy. For the second position, the Supervisory Board has proposed the election of L. Donald Simpson or Kevin C. Yessian. Both Mr. Ballengee and Mr. Simpson are presently members of the Supervisory Board. Mr. Duffy is Vice President -- Human Resources of Chicago Bridge & Iron Company and Mr. Yessian is Vice President -- Procurement and Manufacturing of Chicago Bridge & Iron Company.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR MR. BALLENGEE AND MR. SIMPSON.

     Certain information with respect to the nominees for Supervisory Director and the six Supervisory Directors whose terms do not expire this year is as follows:

NOMINEES FOR ELECTION FOR TERM OF THREE YEARS EXPIRING IN 2001:

FIRST NOMINEE

     JERRY H. BALLENGEE, 60, has served as a Supervisory Director of the Company since April, 1997. He has served as President and Chief Operating Officer of Union Camp Corporation since July, 1994 and has served in various other executive capacities and as a member of the Board of Directors of Union Camp Corporation since 1988. He is Chairman of the Supervisory Board's Nominating Committee and a member of the Corporate Governance Committee.

SECOND NOMINEE

     Stephen M. Duffy, 48, has served as Vice President -- Human Resources Administration and Services of Chicago Bridge & Iron Company since June, 1996. Mr. Duffy was Vice President -- Human Resources and Administration of CBI Industries, Inc. from November, 1991, through May, 1996.

                                      AND

FIRST NOMINEE

     L. DONALD SIMPSON, 62, has served as a Supervisory Director of the Company since April, 1997. Since December 1996 Mr. Simpson has served as Executive Vice President of Great Lakes Chemical Corporation. Prior thereto, beginning in 1992, he served in various executive capacities at Great Lakes Chemical Corporation. He is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

SECOND NOMINEE

     Kevin C. Yessian, 43, has served as Vice President-Procurement and Manufacturing since July, 1997. Prior to joining the Company, he was President of Indeck Energy Services from May, 1994 to July, 1997. Prior to that, Mr. Yessian was Executive Vice President of the Coastal Remediation Company and Vice President of Coastal Chem both units of The Coastal Company, and was employed for over twenty years by that company and its predecessor company, American Natural Resources Corporation.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1999:

     J. CHARLES JENNETT, 57, has served as a Supervisory Director of the Company since April, 1997. He has served as President of Texas A&M International University since 1996. He was Provost and Vice President of Academic Affairs at Clemson University from 1992 through 1996. Mr. Jennett is a member of the Supervisory Board's Nominating Committee and Corporate Governance Committee.

     GARY L. NEALE, 58, has served as a Supervisory Director of the Company since April, 1997. He is currently President, CEO and Chairman of the Board of NIPSCO Industries, Inc., whose primary business is the operation of Northern Indiana Public Service Company, a gas and electric utility company. Mr. Neale has served as a director of NIPSCO Industries, Inc. since 1991, a director of Northern Indiana Public Service Company since 1989 and a director of Modine Manufacturing Company since 1977. Mr. Neale is Chairman of the Supervisory Board's Corporate Governance Committee and a member of the Organization and Compensation Committee.

     MARSHA C. WILLIAMS, 47, has served as a Supervisory Director of the Company since April, 1997. Since December, 1997, she has served as Vice President and Treasurer of Amoco Corporation, where she was Treasurer from 1993 to 1997, and in the Mergers, Acquisitions and Negotiations Department from December, 1992 to September, 1993 and was a Senior Financial Manager in the Treasurer's Department from November, 1989 through December, 1992. Ms. Williams is a member of the Supervisory Board's Audit Committee and Corporate Governance Committee.

DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 2000:

     J. DENNIS BONNEY, 67, has served as a Supervisory Director of the Company since April, 1997. He served as Vice Chairman of the Board of Chevron Corporation from 1987 to 1995. He currently serves as Chairman of the Board of Aeromovel USA, and has also been a Director since 1996 of Alumax Inc. and United Meridian Corporation. Mr. Bonney is Chairman of the Supervisory Board's Audit Committee and is a member of the Organization and Compensation Committee and the Corporate Governance Committee.

     GERALD M. GLENN, 55, has served as Chairman of the Supervisory Board of the Company since April, 1997. He has been President and Chief Executive Officer of Chicago Bridge & Iron Company since May, 1996 and has been a Managing Director of Chicago Bridge & Iron Company B.V. since March, 1997. From April, 1994 to present, Mr. Glenn has been a principal in the Glenn Group LLC. From November, 1986 to April, 1994, he served as Group President -- Fluor Daniel, Inc.

     VINCENT L. KONTNY, 60, has served as a Supervisory Director of the Company since April, 1997. Mr. Kontny was President and Chief Operating Officer of Fluor Corporation from 1992 until September, 1994. He is currently the owner and CEO of the Double Shoe Cattle Company. He has held this position at Double Shoe Cattle Company since 1992. Mr. Kontny is Chairman of the Supervisory Board's Organization and Compensation Committee and a member of the Audit Committee and the Corporate Governance Committee.

                            COMMITTEES OF THE BOARD

     The Audit Committee, which held two meetings in 1997, is charged with reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and coordinating the annual internal audit plan with the auditing plan of the independent auditors. The Committee receives reports from the Company's Internal Audit Department, reviews the annual report to shareholders and the financial statements contained therein, reviews the results of the audit performed by the Company's independent auditors and acts as liaison between the independent auditors and the Supervisory Board. The Committee makes recommendations concerning the appointment of the independent auditor of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor the compliance by the Company and its subsidiaries with the laws of the various jurisdictions in which the Company and its subsidiaries conduct business and to report to the Supervisory Board and make recommendations with respect to any problems.

     The Organization and Compensation Committee, which held two meetings in 1997, reviews and makes recommendations concerning compensation philosophy and guidelines for the executive and managerial group of the Company, reviews compensation and benefit programs for employees of the Company and its subsidiaries, compares such programs and compensation against market data and makes recommendations as to modifications, reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards and oversees the administration of such plans, reviews compensation, and awards and grants under corporate benefit plans for the Chief Executive Officer, reviews management recommendations concerning compensation for certain other officers, administers the Company's long-term incentive plan and advises as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

     The Nominating Committee, which held one meeting in 1997, establishes criteria regarding the size and composition of the Supervisory Board and its Committees, recommends criteria relating to tenure and eligibility, identifies, reviews and recommends prospective Supervisory Directors, recommends candidates for the position of Chief Executive Officer, approves the nominees for new positions on the Supervisory Board and vacancies on the Supervisory Board, and advises regarding Supervisory Board compensation. It will consider nominees for Supervisory Director recommended by shareholders. Recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, Robert H. Wolfe, Chicago Bridge & Iron Company N.V., Koningslaan 34, 1075 AD Amsterdam, The Netherlands, and set forth the name, age, business and residential addresses, principal occupation, number of shares of Common Stock owned and such other information concerning the nominee as may be requested by the Nominating Committee.

     The Corporate Governance Committee, which did not meet in 1997, reviews and makes recommendations concerning policies and practices of management relating to corporate governance and responsibilities and is responsible for the internal operations of the Supervisory Board.

INFORMATION REGARDING MEETINGS

     The Supervisory Board held three meetings in 1997. Each of the Supervisory Directors attended at least 75% of the meetings of the Supervisory Board and of the committees, if any, of which he was a member except Mr. Neale, who attended two Supervisory Board meetings and one of the two meetings of the committees of which he was a member.

                       COMMON STOCK OWNERSHIP BY CERTAIN
                             PERSONS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding stock.

                                   NAME AND ADDRESS                AMOUNT AND NATURE OF       PERCENT
     TITLE OF CLASS              OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP       OF CLASS
     --------------              -------------------               --------------------       --------
Common Stock............  Neuberger & Berman, LLC                       1,609,641(1)           12.86%
                          605 Third Ave.
                          New York, NY 10158
Common Stock............  Wellington Management Company, LLP            1,170,000(2)            9.35%
                          75 State Street
                          Boston, MA 02109
Common Stock............  H.L. Investment Advisors, Inc.                1,170,000(3)            9.35%
                          200 Hopmeadow Street
                          Simsbury CT 06070
Common Stock............  Glickenhaus & Co.                               834,600(4)             6.7%
                          6 East 43rd St.
                          New York, NY 10017
Common Stock............  Franklin Resources, Inc.                        775,600(5)             6.2%
                          777 Mariners Island Boulevard
                          San Mateo, CA 94404

-------------------------
(1) According to a Schedule 13G dated March 13, 1998, filed by Neuberger & Berman LLC and Neuberger & Berman Management Incorporation and they had sole power to vote 1,037,100 shares of Common Stock and shared power to dispose of 1,609,641 shares of Common Stock.

(2) According to a Schedule 13G dated January 18, 1998, filed by Wellington Management Company, LLP and it had shared power to vote and to dispose of 1,170,000 shares of Common Stock.

(3) According to a Schedule 13G dated February 12, 1998 filed by H.L. Investment Advisors, Inc., Hartford Investment Financial Services Company and Hartford Capital Appreciation Fund, Inc., and they had shared power to vote and to dispose of 1,170,000 shares of Common Stock.

(4) According to a Schedule 13G dated January 12, 1998 filed by Glickenhaus & Co. it had sole power to vote 444,100 shares of Common Stock and sole power to dispose of 834,600 shares of Common Stock.

(5) According to a Schedule 13G dated January 30, 1998, filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson and Franklin Mutual Advisers, Inc., they had sole power to vote and to dispose of 775,600 shares of Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT OF THE COMPANY

     The following table sets forth certain information regarding the Company's Common Stock beneficially owned on March 5, 1998, by each Supervisory Director and each nominee to be a Supervisory Director, each named executive officer and by all directors and executive officers as a group.

                                                                                        PERCENT OF
                                                           SHARES OF COMMON STOCK       OUTSTANDING
                               NAME OF                       BENEFICIALLY OWNED           COMMON
                          BENEFICIAL OWNER                 AS OF MARCH 5, 1998 (1)         STOCK
                          ----------------                 -----------------------      -----------
            Gerald M. Glenn..............................          470,094                  3.8%
            Thomas L. Aldinger...........................          111,979                    *
            Stephen M. Duffy.............................           18,662                    *
            Timothy J. Wiggins...........................          111,979                    *
            Robert H. Wolfe..............................           37,326                    *
            Kevin C. Yessian.............................                0                    *
            Jerry H. Ballengee...........................                0                    *
            J. Dennis Bonney.............................            4,000                    *
            J. Charles Jennett...........................            1,000                    *
            Vincent L. Kontny............................            1,000                    *
            Gary L. Neale................................            1,000                    *
            L. Donald Simpson............................            1,000                    *
            Marsha C. Williams...........................                0                    *
            All directors, nominees for directors and
              executive officers as a group (16 in
              number)....................................          783,733                  6.2%

-------------------------
* Beneficially owns less than one percent of the Company's Common Stock.

(1) Share amounts for individual Supervisory Directors and named executive officers and all directors and officers as a group include shares held pursuant to the Chicago Bridge & Iron Management Defined Contribution Plan and shares held by immediate family members.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16 (a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Supervisory Directors, Executive Officers and persons who own more than 10% of the Common Stock to file initial reports of ownership and reports of changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Supervisory Directors, Executive Officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

     To the Company's knowledge based solely on its review of the copies of such reports received by it and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its Supervisory Directors, Executive Officers and 10% shareholders were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last two fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                          LONG TERM
                                                                         COMPENSATION
                                                   ANNUAL COMPENSATION      AWARDS
                                                   -------------------   ------------
                    (A)                      (B)     (C)        (D)          (G)            (I)
                                                                          SECURITIES
                                                                          UNDERLYING
                                                                           OPTIONS/      ALL OTHER
                                                    SALARY     BONUS       SARS       COMPENSATION
        NAME AND PRINCIPAL POSITION          YEAR   ($)(1)     ($)(2)   (# SHARES)       ($)(4)
        ---------------------------          ----   ------     -----    ----------    ------------
Gerald. M Glenn............................  1997  400,000    155,000       92,094       8,640,347
  Chairman of the Supervisory Board;         1996  230,770    469,500            0          26,094
  President, Chief Executive Officer and
  Chairman of Chicago Bridge & Iron
  Company; and Managing Director of Chicago
  Bridge & Iron Company B.V.

Thomas L. Aldinger.........................  1997  220,000     50,000       21,489       2,063,228
  Vice President -- North American Group     1996  166,200    315,075            0         261,584
  Executive of Chicago Bridge & Iron
  Company

Stephen M. Duffy...........................  1997  160,000     30,000       11,160         366,246
  Vice President -- Human Resources,         1996   89,230    219,129            0          10,362
  Administration and Services of Chicago
  Bridge & Iron Company

Timothy J. Wiggins.........................  1997  220,012     75,000       21,489       2,057,273
  Vice President and Chief Financial         1996   59,230     50,000            0          55,026
  Officer of Chicago Bridge & Iron Company;
  and Managing Director of Chicago Bridge &
  Iron Company B.V.

Robert H. Wolfe............................  1997  175,000     35,000       17,094         721,090
  Secretary of the Company; Vice President,  1996   16,827     25,000            0               0
  General Counsel and Secretary of Chicago
  Bridge & Iron Company; and Secretary of
  Chicago Bridge & Iron Company B.V.

-------------------------
(1) Salary paid in 1996 for actual period of employment by the Company; Mr. Glenn -- May 27, 1996; Mr. Duffy -- June 1, 1996; Mr. Wiggins -- September 16, 1996; and Mr. Wolfe -- November 18, 1996. Mr. Aldinger was employed by the Company during all of 1996.

(2) Bonus amounts include payments under the Company's Senior Management Incentive Program effective only during 1996 and under the Company's 1996 Management Incentive Compensation Program which was replaced in 1997 by the Annual Incentive Compensation Plan (as described under the caption "Organization and Compensation Committee Report on Executive Compensation").

(3) The compensation reported for 1996 includes payments under various compensation plans and other employment arrangements in effect at the time CBI Industries was acquired by Praxair, Inc. ("Praxair") which became payable because of such acquisition totaling $240,619 for Mr. Aldinger and $7,568 for Mr. Duffy.

     The compensation reported for 1997 represents (a) the value of shares of Common Stock contributed pursuant to the Management Plan (as described below) (b) contributions pursuant to the Chicago Bridge & Iron Savings Plan (the "401(k) plan") allocated to the executive officer's account, (c) the cost of allocations to each executive officer's account in a benefit restoration plan (described under the caption "Pension and other retirement benefits") for allocations pursuant to the 401(k) Plan which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code of 1986, as amended (the "Code"), (d), reimbursement for moving and relocation expenses and (e) the dollar value of split-dollar life insurance benefits. Pursuant to an agreement between the Company and Praxair, a trust established by Praxair paid the premiums for the split dollar insurance and was reimbursed by the Company. The Company expects to recover its reimbursements from the policy's cash value at the time premium payments are discontinued. For 1997, those four amounts, expressed in the same order identified above, for each named executive officer are as follows: Gerald
     M. Glenn, $8,458,092, $12,800, $56,760, $112,695, $0; Thomas L. Aldinger
     $2,015,622, $12,800, $30,006, $0, $4,800; Stephen M. Duffy $335,916,
     $12,800, $17,530, $0, $0; Timothy J. Wiggins $2,015,622, $12,800, $8,801,
     $20,050, $0; Robert H. Wolfe $671,868, $12,800, $3,200, $33,222, $0.

MANAGEMENT PLAN

     The Company has established the Chicago Bridge & Iron Management Defined Contribution Plan (the "Management Plan").The Management Plan is not qualified under Section 401(a) of the Code and each participant's account is treated as a separate account under Section 404(a)(5) of the Code. The designation of participants, the amount of Company contributions, and the amount allocated to individual participants was determined by the Management Board. Restrictions on the Management Plan shares lapse on March 27, 2000, for all participants (except with respect to one participant, March 27, 1999). Dividends are payable to the Participants during that period.

     As an incentive to increasing the long-term value of the Company, Mr. Glenn had an agreement with Praxair, and Messrs. Aldinger, Duffy, Wiggins, and Wolfe have agreements with CB&I, whereby each received special compensation related to the initial public offer of the Company by Praxair, in March, 1997 (the "IPO"), in the amounts of 462,000, 110,298, 18,383, 110,298, and 36,766 shares of Common
Stock, respectively. Each of such officers, along with a group of approximately 65 other key management employees, are participants in the Management Plan. In fulfillment of Praxair's commitment, upon consummation of the IPO, the Company made a contribution to the Management Plan in the form of 925,670 shares of Common Stock.

EMPLOYEE STOCK PURCHASE PLAN

     The Company has adopted a broad-based employee stock purchase plan (the "Stock Purchase Plan") intended to qualify under Section 423 of the Code. Pursuant to the Stock Purchase Plan, each employee, including executive officers, electing to participate is granted an option to purchase shares of Common Stock on a specified future date at 85% of the fair market value of such shares on the date of purchase. During specified periods preceding such purchase date, a percentage of participating employees' after-tax pay is withheld and used to purchase as many shares of Common Stock as such funds allow at the discounted purchase price.

LONG-TERM COMPENSATION

     The Company has adopted the Chicago Bridge & Iron Long-Term Incentive Plan (the "Incentive Plan") for its executive officers, other management employees and Supervisory Directors, which is a so-called "omnibus" plan. The Incentive Plan allows the Company to provide long-term compensation in the following forms: non-qualified options to purchase shares of Common Stock; qualified "incentive" options to purchase shares of Common Stock; restricted shares of Common Stock; "performance shares," paying out a variable number of shares of Common Stock depending on goal achievement, and "performance units," which would be cash payments based on either the value of the Common Stock or appreciation in the price of the Common Stock upon achievement of specific financial goals. Selection of participating employees and the number of options to be granted are subject to the approval of the Organization and Compensation Committee of the Supervisory Board.

     The exercise price of all options granted under the Incentive Plan may not be less than the fair market value of the stock subject to the option on the date the option is granted. Options are exercisable in accordance with the terms set forth in individual award agreements, but no option may be exercised before three years have elapsed from the date of grant. The expiration date of each option shall not exceed 10 years from the date of grant.

     Awards of restricted stock shall be subject to a period of restriction during which the transfer shall be limited. Such restrictions shall lapse based on the passage of time, the achievement of performance goals, or the occurrence of other events as determined by the Organization and Compensation Committee.

     Each performance unit shall have an initial value that is established by the Organization and Compensation Committee at the time of grant, and each performance share shall have an initial value equal to the fair market value of a share of Common Stock on the date the award is granted. Holders of performance units and shares shall be entitled to receive a payout on the number and value of performance units and shares, based on the achievement during the performance period of specified performance goals.

     In the event of a change in control (as defined in the Incentive Plan), unless otherwise prohibited under applicable law, all options shall become immediately exercisable, the restriction period imposed on any restricted stock award shall lapse and the payout opportunities attainable under all outstanding awards of restricted stock, performance units and shares shall be deemed to have been fully earned for the entire performance period.

OPTIONS AND STOCK APPRECIATION RIGHTS

     The following tables summarize option grants and exercises pursuant to the Incentive Plan during the fiscal year 1997 to and by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1997.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              GRANT VALUE
                                    INDIVIDUAL GRANTS                                            DATE
------------------------------------------------------------------------------------------   -------------
                (A)                       (B)            (C)           (D)         (E)            (F)
                                       NUMBER OF
                                      SECURITIES      % OF TOTAL
                                      UNDERLYING     OPTIONS/SARS   EXERCISE
                                     OPTIONS/SARS     GRANTED TO     OR BASE                  GRANT DATE
                                        GRANTED      EMPLOYEES IN     PRICE     EXPIRATION   PRESENT VALUE
               NAME                  (# SHARES)(1)   FISCAL YEAR    ($/SHARE)      DATE         ($)(2)
               ----                  -------------   ------------   ---------   ----------   -------------
Gerald M. Glenn....................     92,094          18.25        $18.00      4/02/07       $491,782
Thomas L. Aldinger.................     21,489           4.25         18.00      4/02/07        114,751
Stephen M. Duffy...................     11,160           2.20         18.00      4/02/07         59,594
Timothy J. Wiggins.................     21,489           4.25         18.00      4/02/07        114,751
Robert H. Wolfe....................     17,094           3.40         18.00      4/02/07         91,282

-------------------------
(1) All options were granted at market value. Options are exercisable after April 2, 2000, at the earliest, subject to achievement of a cumulative earnings per share for the three-year period from 1997 to 1999 of at least $6.25 per share of Common Stock (excluding the pretax charge of $16.7 million relating to the implementation of the Management Plan). If the performance criterion is not met, then the option will become exercisable on any succeeding April 2 if such goal, compounded an additional 15% per year, is achieved as of the end of the fiscal year then ended preceding such April
    2. If the performance criterion is not met, then the options become exercisable on April 2, 2006. Each option will terminate and cease to be exercisable if the Participant's employment with the Company terminates for any reason other than death, retirement for disability or retirement under a retirement plan of the Company.

(2) The estimated grant date present value reflected in the above table is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black Scholes model in estimating the value of the options reflected in the above table include the following: (a) an exercise price of the option of $18.00 equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate of 6.89% that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility of 35.242% calculated using daily stock prices for the period March 31, 1997 to February 12, 1998; (d) dividends at the rate of $0.24 per share, representing the annualized dividends paid with respect to a share of Common Stock at the date of grant; (e) an approximately 30.67% reduction to reflect the probability of forfeiture due to termination prior to vesting and approximately 10.98% reduction to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date; and (f) an option term of ten years. The ultimate values of options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                 (A)                       (B)               (C)                (D)                  (E)
                                                                             NUMBER OF
                                                                            SECURITIES             VALUE OF
                                                                            UNDERLYING           UNEXERCISED
                                                                            UNEXERCISED          IN-THE-MONEY
                                                                          OPTIONS/SARS AT        OPTIONS/SARS
                                                                            FY-END (#)          AT FY-END ($)
                                          SHARES                          ---------------      ----------------
                                       ACQUIRED ON          VALUE          EXERCISABLE/          EXERCISABLE/
                NAME                   EXERCISE (#)      REALIZED($)       UNEXERCISABLE       UNEXERCISABLE(1)
                ----                   ------------      -----------       -------------       ----------------
Gerald M. Glenn......................       0                NA                   0/                 0/0
                                                                              92,094
Thomas L Aldinger....................       0                NA                   0/                 0/0
                                                                              21,489
Stephen M. Duffy.....................       0                NA                   0/                 0/0
                                                                              11,160
Timothy J. Wiggins...................       0                NA                   0/                 0/0
                                                                              21,489
Robert H. Wolfe......................       0                NA                   0/                 0/0
                                                                              17,094

-------------------------
(1) Value is based on the NYSE composite closing price of $16.125/share on 12/31/97.

PENSION AND OTHER RETIREMENT BENEFITS

     Effective January 1, 1997, the Company adopted the 401(k) Plan, a tax qualified defined contribution pension plan for eligible employees, including, but not limited to, the named executive officers. Such plan consists of a typical voluntary pretax salary deferral feature under Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals, up to 3% of a participating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings; and an additional discretionary Company profit-sharing contribution.

     The 401(k) Plan substantially replaces the CBI 401(k) Pay Deferral Plan and the CBI Pension Plan, each adopted by the Company's former parent, CBI Industries, Inc. The 401(k) Plan provides that the Company may, at the discretion of management, make certain of its matching contribution or additional discretionary profit sharing contributions in a uniform manner in the form of either cash or shares of Common Stock.

     The CBI Pension Plan (the "Pension Plan") is non-contributory and covered substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. Since December 31, 1996 no employees of the Company participate in the Pension Plan who were not already participants as of December 31, 1996. No further benefits will accrue under the provisions of the Pension Plan's normal benefit formulas for employees participating as of December 31, 1996. Instead, benefits accrued as of that date will be computed and increased at a rate of 5% per year (not compounded) or fraction thereof of continuing service, to a maximum of three additional years. The December 31, 1996, accrued pension was based on credited service and average earnings over the high three consecutive year period and is subject to an offset adjustment for each individual for primary social security benefits and a portion of the value of benefits under the terminated CBI Salaried Employee Stock Ownership Plan (1987) previously sponsored by CBI Industries, Inc. The estimated annual benefit payable upon retirement at normal retirement age for each of the named executive officers who participate in the plan is: Thomas L. Aldinger, $52,459; and Stephen M. Duffy, $8,739.

     The Code limited the compensation used to determine benefits under the 401(k) Plan to $160,000 for 1997. Chicago Bridge & Iron Company adopted the Chicago Bridge & Iron Company Excess Benefit Plan through which it contributes benefits which would be paid under the 401(k) Plan in the absence of the IRS limit. Such contributions are paid into a trust, with an independent trustee, established for this purpose.

COMPENSATION OF DIRECTORS

     Supervisory Directors who were not employees of the Company received in 1997 an annual retainer of $15,000, paid in quarterly installments, and $1,500 for attendance at each Supervisory Board meeting. Supervisory Directors who were chairpersons of committees received in 1997 an additional retainer of $2,250. Those who serve on Supervisory Board Committees receive $1,000 for each Committee meeting attended. Supervisory Directors who are full-time employees of the Company receive no compensation for serving as Supervisory Directors.

TERMINATION AND EMPLOYMENT AGREEMENTS

     The Company and Messrs. Aldinger, Duffy, Wiggins and Wolfe entered into change of control severance agreements each providing that, in the event of a termination of their respective employment with the Company (other than by reason of the employee's willful misconduct or gross negligence) or a significant reduction in their respective responsibilities, salary or benefits or a substantive change in the respective location of their employment, within the two-year period following a change of control of the Company, each will receive a special lump-sum payment following separation equal to $1,500,000, $240,000, $1,000,000 and $750,000, respectively. In addition, upon termination for any reason (other than by reason of the employee's willful misconduct or gross negligence) during the six-month period prior to a change of control, each employee will be entitled to receive a special lump-sum payment (in the amount previously set forth) minus the gross amount of any severance payments otherwise paid to such employee, within ten days following a change of control. Each employee who receives a special lump-sum payment is also entitled to receive outplacement services at the expense of the Company. The agreements provide that the Company will pay an amount necessary to reimburse each employee, on an after-tax basis, for any excise tax due under Section 4999 of the Code, as a result of such payment being treated as a "parachute payment" under Section 280G of the Code. The receipt by each employee of any of the amounts payable pursuant to the agreements is contingent upon the employee's execution of a release of claims in favor of the Company. A change of control for purposes of such agreements is deemed to occur if, other than in connection with the IPO, (i) any person or group of persons other than Praxair or one of its subsidiaries becomes the beneficial owner of 25% or more of the total voting power of the Company's or any such subsidiary's outstanding securities, (ii) upon consummation of any merger or other business combination of the Company or any subsidiary with or into another person pursuant to which the shareholders of the Company or any such subsidiary do not own, upon consummation or such combination, more than 50% of the voting power and value of the stock of the surviving person, or (iii) if, during any period of two years or less, a majority of the members of the Company's Supervisory Board changes and new members were not nominated by at least 75% of the Supervisory Directors then still in office who were supervisory directors at the beginning of such period.

     In addition, the Company has entered into employment arrangements with Messrs. Glenn, Wiggins and Wolfe to serve the Company as President and Chief Executive Officer, Vice President -- Treasurer and Chief Financial Officer, and Vice President -- General Counsel and Secretary, respectively. Pursuant to these arrangements, Mr. Glenn's base salary is $400,000 per year, Mr. Wiggins base salary is $220,000 per year and Mr. Wolfe's base salary is $175,000 per year. Such arrangements do not establish any required term of employment. The arrangements provide for, among other things, participation in Company bonus and incentive compensation programs, lump-sum payments, in the amounts specified above, in the event of termination (or a significant reduction in levels of responsibility) within two years of a sale of the Company and for a special stock-based compensation award relating to the IPO (as described under the caption "Management Plan"). Each employee is also entitled to participate in the Company's relocation program and to receive either an automobile allowance of $500 per month or the use of a Company-owned vehicle.

                    ORGANIZATION AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

     On March 26, 1997, Praxair completed the IPO, upon which the Company, established as a company under the laws of The Netherlands, became a separate, public company. Prior to the IPO, all decisions on compensation matters that pertained to the executive officers of the Company for 1997 were considered by, and were made in the context of the compensation policies followed by, the senior management of Praxair.

     The current Supervisory Board of the Company was elected in connection with the IPO and the current members of the Company's Organization & Compensation Committee (the "Committee") were appointed effective June 6, 1997. Since its inception, the Committee has reviewed and approved certain compensation actions relating to the Company's 1997 fiscal period, which actions are described in this report. The Committee has also considered and approved a policy for executive compensation, which is described below.

COMMITTEE ROLE IN OVERSEEING EXECUTIVE COMPENSATION POLICY

     A primary role of the Committee is to determine and oversee the administration of compensation for the Company's executive officers. In this capacity, the Committee is dedicated to ensuring that the Company's compensation policies and practices are used effectively to support the achievement of the Company's short-and long-term business objectives.

     To preserve objectivity in the achievement of its goals, the Committee is comprised of independent, non-employee directors who have no "interlocking" relationships, as defined by the SEC. The Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of compensation policies. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

     In 1992, the SEC amended the proxy statement rules regarding the disclosure of executive compensation for officers and directors of reporting companies. The current rules require a report on executive compensation to be submitted by the compensation committee of the Board of Directors of regulated, publicly-traded companies (which includes the Company, even though not organized under the laws of a state in the United States). The purpose of the report is to inform shareholders of the Committee's compensation policies for executive officers and the rationale for compensation paid to the Chief Executive Officer ("CEO"). This report, submitted by the Committee, follows.

COMPENSATION PHILOSOPHY

     The Company is committed to increasing shareholder value by growing its business in the global marketplace. To accomplish this objective, the Company has developed a combination of strategic initiatives.

     The Company's overall compensation philosophy is to remain competitive with comparable companies while focusing on performance-based compensation. This philosophy is premised on the fact that the Company must compete with a wide variety of construction and engineering related firms in order to attract and develop a pool of talented employees. The philosophy also acknowledges the need to focus employees on the Company's financial performance, especially in view of the Company's transition to a freestanding entity through the IPO. The Company's compensation philosophy includes the following factors:

     - Utilize Programs that will attract new talent and retain key people

     - Pay competitively with significant focus on incentive compensation

     - Use equity compensation for top managers to motivate value creation for all shareholders

     - Develop plans with a higher percentage of pay "at-risk" (based on performance) than typical marketplace practice

     The Committee has determined appropriate target levels for base salary, annual incentives and long-term compensation. Base salaries should be targeted at or near the 50th percentile of the market, and individual pay determinations and increases will be based on individual responsibilities and contributions. Annual incentives will be targeted at the 50th percentile of market, with opportunities for additional rewards for superior performance. Long-term compensation will consist primarily of stock options, with targeted awards which are above competitive levels, thus creating the opportunity for Participants to receive above average levels of compensation based on appreciation in the value of the Common Stock.

     Competitive market data is provided by a major independent global compensation consultant, Hewitt Associates LLC, of Lincolnshire, Illinois. The data provided compares the Company's compensation practices to a group of "comparator" companies. The Company's market for compensation comparison purposes is comprised of a group of companies which tend to have national and international business operations, similar lines of business, as well as companies operating in the same geographic areas and competing for management employees in the same areas of expertise as the Company. The Committee reviews and approves the selection of companies used for compensation comparison purposes, based on its assessment of the comparability of the above factors.

     The companies chosen for the comparator group used for compensation purposes generally are not the same companies which comprise the peer group index in the Performance Graph included in this proxy statement. Considering the factors described above, the Committee believes that the Company's most direct competitors for executive talent are not necessarily the companies that would be included in a peer group established for comparing shareholder returns.

     The key elements of the Company's executive compensation are base salary, annual incentives, long-term incentives and benefits. These key elements are addressed separately below. In determining compensation, the Committee considers all elements of an executive officer's total compensation package.

BASE SALARIES

     The Committee will regularly review each executive officer's base salary. Base salaries are targeted at market levels. Base salaries for executive officers are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity within the Company and external pay practices.

     Base salaries provide the underlying level of compensation security to executives and allow the Company to attract competent executive talent and maintain a stable management team. They also allow executives to be rewarded for individual performance based on the Company's evaluation process. Base salary increases for individual performance reward executives for achieving goals which may not be immediately evident in common financial measurements.

     Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Committee considers the executive's efforts in promoting Company values; continuing educational and management training; improving project quality; developing relationships with clients, suppliers, and employees; demonstrating leadership abilities among coworkers; and other goals. Overall, executive salaries were increased in 1997 at a rate comparable to the increases provided at other companies and are near market levels.

     In 1996, Praxair entered into an employment agreement with Mr. Glenn (the "Employment Agreement"), providing that Mr. Glenn would serve as the President and Chief Executive Officer of the Company's predecessor. Following the IPO, the Company assumed the Employment Agreement with Mr. Glenn.

     The Employment Agreement provided for Mr. Glenn to receive a minimum base salary of $400,000 per annum. The Employment Agreement did not provide for any increase in 1997, and Mr. Glenn did not receive any. In 1997, Mr. Glenn actually received total base salary payments of $400,000, as reflected in the Summary
Compensation Table on page   .

ANNUAL INCENTIVES

     The Company adopted the Annual Incentive Compensation Plan (the "Bonus Plan"), which took effect in fiscal 1997. The Bonus Plan is an annual short-term incentive plan covering a group consisting of the executive officers of the Company and its principal operating subsidiaries, and other designated key management employees. The Bonus Plan is based on the annual operating plan of the Company, arrived at as a result of discussion and analysis of the business plans within the major divisions of the Company. Payment of bonuses is based on attaining a specific goal of operating income, and other factors described below, and is payable following the end of the fiscal year. The operating income goal will be set from year to year, at the beginning of each year (subject to modifications relating to extraordinary events), upon management's recommendation and approval by the Supervisory Board.

     A target bonus will be established for each participating employee at the beginning of each year based on position, responsibilities and grade level. The bonus may be earned from three sources: achievement of the corporate operating income goal, achievement of a cash management goal and achievement of individual performance goals. A percentage of target bonus opportunity is allocated to each bonus source. The individual performance bonus is determined by the management's evaluation, and in the case of the CEO, by the Committee.

     For fiscal 1997, Mr. Glenn and the Company's other executive officers received bonus payments pursuant to the Bonus Plan. Mr. Glenn received a bonus payment of $155,000. Mr. Glenn's bonus payment was below his target bonus. There was no bonus payment relating to the corporate operating income goal for 1997. In 1997, Mr. Glenn's annual bonus payment represented 39% of his base salary as
is reflected in the Summary Table on page   , and depending on achievement of
the respective goals under the Plan, could have ranged from 0% to 110% of his base pay. Mr. Glenn's bonus is below the median of annual incentive compensation paid other executives at comparator companies for 1997.

LONG-TERM INCENTIVES

     In keeping with the Company's commitment to provide a total compensation package which favors at-risk components of pay, long-term incentives comprise a significant portion of an executive's total compensation package. The Committee's objective is to provide executives with long-term incentive award opportunities that are above market levels.

     Long-term incentives are provided pursuant to the Chicago Bridge & Iron Long-Term Incentive Plan ("Incentive Plan"). When awarding long-term incentives, the Committee considers executives' levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies.

     Stock options are granted under the Incentive Plan at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates from the date the options are granted. This design focuses executives on the creation of shareholder value over the long term and identification with shareholders' interests, and encourages equity ownership in the Company.

     Initial stock options granted in 1997 under the Incentive Plan may become exercisable after March, 2000 subject to achievement of a cumulative earnings per share for the three-year period from 1997 through 1999 of at least $6.25 per common share (excluding a pretax charge of approximately $16.7 million relating
to the implementation of the Management Plan discussed on page   ). All of such
options which have not previously vested otherwise under the terms of the Incentive Plan will vest automatically nine years from their date of grant. The Incentive Plan will have a life of five years for the purpose of making grants or awards, unless the number of shares reserved for such plan are used up before the expiration of that period, in which case shareholder approval will be required in order to reserve additional common shares for the Incentive Plan. The vesting and exercise periods for options granted will run independently of, and be in addition to, such five-year period.

     In 1997, Mr. Glenn received options to purchase 92,094 shares with an
exercise price of $18.00, as is detailed in the table on page   . Mr. Glenn also
currently owns or has beneficial ownership of 470,094 shares of the Company's
Common Stock, as shown on page   . These equity interests provide an alignment
with the interests of other shareholders appropriate to Mr. Glenn's position and responsibilities for management of the company.

BENEFITS

     In general, benefits provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. The benefits offered by the Company to key executives are generally the same as those offered to the overall employee population with some variation to promote replacement of
benefit opportunities lost to regulatory limits, as discussed on page   .

INTERNAL REVENUE CODE 162(M) CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code of 1986 ("Code") provides that executive compensation in excess of $1 million will not be deductible for purposes of U.S. corporate income taxes unless it is "performance-based" compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee's primary obligation is to promote, recognize and reward performance which increases shareholder value, and accordingly will continue to rely on performance-based compensation programs which are designed to achieve that goal. The Committee will give appropriate consideration to the requirements of Section 162(m) in the design of any such programs, but will also exercise its discretion to determine, according to the best overall interests of the Company, whether to recommend or adopt a program which complies with such requirements.

     The Committee believes that all compensation actually paid in respect of 1997 was deductible.

CONCLUSION

     The Committee believes these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the shareholders' benefit.

     We will continue to monitor the effectiveness of the Company's total compensation program to meet the current needs of the Company.

                                             Vincent L. Kontny (Chairman)
                                             J. Dennis Bonney
                                             Gary L. Neale

                            STOCK PERFORMANCE CHART

     The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. There can be no assurance that the Common Stock performance will continue into the future with the same or similar trends depicted in the graph below. The Company will not make or endorse any predictions as to future performance of the Common Stock.

     The chart below compares the cumulative total shareholder return on the Common Stock from the date of the IPO to the end of the last fiscal year with the cumulative total return on the Russell 2000 Index and the Dow Jones Heavy Construction Industry Index ("Peer Group Index") for the same period. The comparison assumes $100 was invested in the Company's Common Stock, the Russell 2000 Index and the Peer Group Index on March 27, 1997, and reinvestment of all dividends.

                          COMPARISON OF TOTAL RETURNS

         VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON MARCH 27, 1997
           (GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

                                                         CHICAGO BRIDGE
                  MEASUREMENT PERIOD                         & IRON          PEER GROUP       RUSSELL 2000
                (FISCAL YEAR COVERED)                     COMPANY N.V.         INDEX             INDEX
03/27/97                                                          100.00            100.00            100.00
12/31/97                                                           91.14             83.28            129.01

                                     ITEM 2

                          APPROVAL OF ANNUAL ACCOUNTS

     At the Annual Meeting, the shareholders will be asked to adopt the Dutch Statutory Annual Accounts of the Company for the fiscal year ended December 31, 1997 (the "Annual Accounts"), as required under Dutch law and the Articles of Association. Copies of the Annual Accounts, the report of the Management Board and the list of nominees for the Supervisory Board can be obtained free of charge by shareholders and other persons entitled to attend meetings of shareholders of the Company at the offices of the Company at Koningslaan 34, 1075 AD Amsterdam, The Netherlands; at Kas Associatie N.V. Spuistraat 172, 1012 VT Amsterdam, The Netherlands; and at the Bank of New York, 101 Barclay Street, 22nd Floor West, New York, New York 10286 from the date hereof until the close of the Annual Meeting.

     The Annual Accounts are prepared in accordance with Dutch law and International Accounting Standards ("IAS"). However, the Annual Accounts are substantially similar to the financial statements contained in the Company's 1997 Annual Report to Shareholders (the "Annual Report") accompanying this Proxy Statement, which were prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Annual Accounts contain certain disclosures not required under U.S. GAAP. In addition, the Management Report required by Dutch law is substantially similar to the Management's Discussion and Analysis of Financial Conditions and Results of Operations included in the Annual Report.

     Under Dutch law and the Articles of Association, adoption of the Annual Accounts by the shareholders discharges the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the Annual Meeting and without prejudice to the provisions of the law of The Netherlands relating to liability upon bankruptcy. Under the law of The Netherlands, this discharge from liability does not extend to matters not disclosed to shareholders.

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the Annual Accounts.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE ANNUAL ACCOUNTS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 3

                            DISTRIBUTION OF PROFITS

     Pursuant to Dutch law and the Articles of Association, the shareholders will be asked at the Annual Meeting to approve the distribution of profits in the form of dividends, which have previously been paid to shareholders as interim dividends in the amount of US$.06 per share of Common Stock paid in 1997 on June 30, September 30, and December 30, and in 1998 on March 30.

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve the distribution of profits.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE DISTRIBUTION OF PROFITS PAID IN THE FORM OF INTERIM DIVIDENDS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 4

            EXTENSION OF AUTHORITY OF MANAGEMENT BOARD TO REPURCHASE SHARES OF THE SHARE CAPITAL OF THE COMPANY UNTIL NOVEMBER 12, 1999

     Under Dutch law and the Articles of Association, the Management Board may, subject to certain Dutch statutory provisions, authorize the Company to repurchase up to 10% of the Company's Common Stock in open market purchases at any price not to exceed 110% of the then market price. At March 20, 1998, the Company held 249,700 shares of Common Stock, leaving 1,003,855 shares of Common Stock which it could acquire under this limitation. Any such purchases are subject to the approval of the Supervisory Board and the authorization of shareholders at the Annual Meeting, which authorization may not continue for more than eighteen months, but may be renewed on an annual rolling basis. In connection with the IPO, the shareholders authorized the Supervisory Board for an eighteen-month period to repurchase shares of the Common Stock. This eighteen-month period is set to expire on September 25, 1998.

     At the Annual Meeting, the shareholders will be asked to approve a further extension of this authority for an additional eighteen-month period from the date of the Annual Meeting until November 12, 1999.

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to extend the authorization of the Management Board to authorize the Company to repurchase up to 10% of the Common Stock for an additional eighteen-month period from the date of the Annual Meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE MANAGEMENT BOARD TO REPURCHASE UP TO 10% OF THE OUTSTANDING SHARE CAPITAL OF THE COMPANY UNTIL NOVEMBER 12, 1999, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 5

          EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO ISSUE SHARES
                       OF COMMON STOCK UNTIL MAY 12, 2003

     At the Annual Meeting, the shareholders will be asked to approve a further extension of the authority of the Supervisory Board to issue and/or grant rights (including options to purchase unissued shares) on shares of Common Stock for a five-year period from the date of the Annual Meeting until May 12, 2003. A designation may be effective for up to five years and may be renewed on an annual rolling basis. In connection with the IPO, the shareholders authorized the Supervisory Board for a five-year period to issue and/or grant rights (including options to purchase) on shares of Common Stock. This five-year period is set to expire on March 25, 2002. (For a discussion of preemptive rights held by holders of Common Stock, see Item 6 below.)

     At the Annual Meeting, the shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the Annual Meeting until May 12, 2003.

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to extend the authorization of the Supervisory Board to issue and/or to grant rights (including options to purchase unissued shares) on Common Stock for a five-year period from the date of the Annual Meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO ISSUE AND/OR GRANT RIGHTS (INCLUDING OPTIONS TO PURCHASE) ON COMMON STOCK UNTIL MAY 12, 2003, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 6

       EXTENSION OF AUTHORITY OF SUPERVISORY BOARD TO LIMIT OR ELIMINATE
                      PREEMPTIVE RIGHTS UNTIL MAY 12, 2003

     Under Dutch law and the Articles of Association, holders of Common Stock have a prorata preemptive right of subscription to any shares of Common Stock issued for cash unless such right is limited or eliminated. Holders of Common Stock have no prorata preemptive subscription right with respect to any Common Stock issued for consideration other than cash or pursuant to employee stock plans. If designated for this purpose at the Annual Meeting, the Supervisory Board has the power to limit or eliminate such rights. A designation may be effective for up to five years and may be renewed on an annual rolling basis. In connection with the IPO, the shareholders authorized the Supervisory Board for a five-year period to limit or eliminate from time to time the preemptive rights of holders of Common Stock. This five-year period is set to expire on March 25, 2002.

     At the Annual Meeting, the shareholders will be asked to approve a further extension of this authority for a five-year period from the date of the Annual Meeting until May 12, 2003.

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to extend the authorization of the Supervisory Board to limit or eliminate the preemptive rights of holders of Common Stock for a five-year period from the date of the Annual Meeting.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE EXTENSION OF THE AUTHORITY OF THE SUPERVISORY BOARD TO LIMIT OR ELIMINATE PREEMPTIVE RIGHTS OF HOLDERS OF COMMON STOCK UNTIL MAY 12, 2003, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 7

                      TO AMEND THE ARTICLES OF ASSOCIATION

     The Company's Articles of Association provide that Praxair be entitled to appoint two Supervisory Directors if it owns more than 20% of the outstanding Common Stock and one Supervisory Director if it owns more than 10% of the outstanding Common Stock. Such Supervisory Directors may only be dismissed or replaced by Praxair. Since Praxair no longer owns any shares of Common Stock, the provisions are inoperative. At the Annual Meeting, the shareholders will be asked to amend the Articles of Association by deleting these provisions.

     As restated for this amendment, the provisions in the Articles of Association will be as follows:

     "Article 20. Appointment

     1. All members of the supervisory board shall be appointed by the general meeting from a nomination of at least two persons for every position to be filled, which has been drawn up by the supervisory board.

     2. The provisions in paragraph 2 and 3 of article 12 shall likewise apply to an appointment by the general meeting.

     3. No person who has reached the age of seventy-two may be appointed as a supervisory board member.

     Article 21. Suspension And Dismissal. Retirement.

     1. Every member of the supervisory board may be suspended or dismissed by the general meeting at any time.

     2. The provisions in paragraph 2 of article 13 shall similarly apply to the suspension and dismissal of supervisory board members by the general meeting.

     3. A supervisory board member shall retire no later than at the next annual meeting held after a period of three years following his appointment. A so retired member of the supervisory board may be immediately re-elected.

     4. Every member of the supervisory board shall retire no later than on the day on which the annual meeting is held in the financial year in which he reaches the age of seventy-two.

     5. With due observance of the preceding paragraphs the supervisory board shall draw up a rotation plan."

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to amend the Articles of Association.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE AMENDMENTS TO THE ARTICLES OF ASSOCIATION, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 8

              RATIFICATION OF APPOINTMENT OF ARTHUR ANDERSEN & CO.
             AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 1998

     The Supervisory Board has appointed the firm of Arthur Andersen & Co. as the Company's independent public auditors for the year ending December 31, 1998, subject to ratification by the shareholders. Arthur Andersen & Co. has acted as the Company's auditors since inception and of the Company's predecessors since 1939. Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions.

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Arthur Andersen & Co. as the Company's independent public auditors for 1998.

     THE SUPERVISORY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN & CO.'S APPOINTMENT AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR 1998, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                     ITEM 9

                                 OTHER MATTERS

     The Supervisory Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             SHAREHOLDER PROPOSALS

     Any proposal of a shareholder intended to be presented at the 1999 Annual Meeting of Shareholders must be received at the Company's principal executive offices no later than December 14, 1998, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.

                                             By Order of the Board of
                                             Supervisory Directors

                                             Gerald M. Glenn
                                             Chairman of the Board of
                                             Supervisory Directors

Amsterdam, The Netherlands
April   , 1998

                      CHICAGO BRIDGE & IRON COMPANY N.V.
                         and Voting Instruction Card
(Must be presented at the meeting or received by mail prior to the close of business on May 5, 1998)

     The undersigned registered holder of Shares of New York Registry (each representing one Common Share of NLG 0.01 nominal amount of Chicago Bridge & Iron Company N.V.), hereby appoints The Bank of New York, as New York Transfer Agent and Registrar, through its agent, as the proxy of the undersigned to attend and address the Annual General Meeting of Shareholders of Chicago Bridge & Iron Company N.V. to be held in Amsterdam, The Netherlands, on May 12, 1998 and, in general, to excercise all rights the undersigned could exercise in respect of such Common Shares if personally present thereat upon all matters which may properly become before such Meeting and every adjournment thereof, and instructs such proxy to endeavor, in so far as practicable, to vote or cause to be voted on a poll (if a poll shall be taken) the Common Shares of Chicago Bridge & Iron Company N.V. represented by Shares of New York Registry registered in the name of the undersigned on the books of the New York Transfer Agent and Registrar as of the close of business on April 3, 1998, at the such Meeting in respect of the resolutions specified on the reverse side hereof.

NOTE: Please direct your proxy how it is to vote by placing an X in the appropriate box opposite the resolutions specified on the reverse side hereof. If you do not fill in the blank provided above, then you will have appointed The Bank of New York as your proxy.

                     (Continued and to be dated and signed on the reverse side)


#H92336.ibrn.g - Proof #1-3/23/98-s.l. - Administrator. Tony Tooma/Ellen O'Brien


Resolutions
                                                     FOR     AGAINST     ABSTAIN
1.  To re-elect Jerry H. Balingee and L. Donald      [ ]       [ ]         [ ]
    Simpson as members (each a "Supervisory
    Director") of the Board of Supervisory Directors
    (the "Supervisory Board") to serve until the Annual Meeting of Shareholders in 2001, and until their successors shall have been duly elected and qualified;

2.  To confirm and adopt the Dutch Statutory Annual  [ ]       [ ]         [ ]
    Accounts of the Company for the fiscal year ended December 31, 1997 (the "Annual
    Accounts");

3.  To approve the distribution of profits for the   [ ]       [ ]         [ ]
    fiscal year ended December 31, 1997 in the amount of UBS.24 per share of common stock previously paid as an interim dividend;

4.  To approve the extension of the authority of     [ ]       [ ]         [ ]
    the Management Board to repurchase up to 10% of the outstanding share capital of the Company until November 12, 1999;

5.  To approve the extension of the authority of     [ ]       [ ]         [ ]
    the Supervisory Board to insure and/or grant rights (including options to purchase) on common stock of the Company until May 12, 2003;

6.  To approve the extension of the authority of     [ ]       [ ]         [ ]
    the Supervisory Board to limit or exclude the preemptive rights of the holders of the common stock of the Company until May 12, 2009;


7.  To amend the Articles of Association of the      [ ]       [ ]         [ ]
    Company to eliminate provisions granting
    Praxair, Inc. the Company's former sole share-holder, the right to appoint Supervisory
    Directors;

8.  To approve the appointment of Authur Andersen    [ ]       [ ]         [ ]
    & Co. as the Company's independent public auditors for the fiscal year ending December
    31, 1998; and


                                             Change of Address and   [ ]
                                             or Comment Mark Here

                               This Form must be signed by the person in whose name the above Common Share is registered on the basis of the New York Transfer Agent and Registrar. In the case of a Corporation, the Form should be executed by a duly authorized Officer or Attorney.


                               Dated:____________________________________, 1998

                               ________________________________________________
                                        Signature of Registered Holder


                               Votes must be indicated (X) in        [ ]
                               Black or Blue Ink.